UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2024

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Bedford Street Lexington, MA 02420
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Elizabeth A. Graham to the Board of Directors

As previously disclosed in the Current Report on the Form 8-K of iSpecimen Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on December 21, 2023, the Company received a letter of resignation, on December 15, 2023, from Joseph J. Basile to resign as a member of the Board of Directors of the Company (the “Board”), effective December 31, 2023.

On March 21, 2024, the Board, at a Special Meeting of the Board of Directors, appointed Elizabeth A. Graham as a Class III director of the Company and a member of the nominating and corporate governance committee of the Board. Ms. Graham is filling the vacancy resulting from Mr. Basile’s resignation as a Class III Director of the Company and her term of office will expire at the Company’s 2024 annual meeting of stockholders, or until the election and qualification of her successor, subject to her earlier death, resignation or removal.

Elizabeth A. Graham, age 54, has extensive experience in advising and investing in early-stage technology companies. Currently, she also serves on the board of MassChallenge, a global startup accelerator since September 2023 and on the advisory board of the Rappaport Institute for Greater Boston at the Harvard Kennedy School since March 2023. Previously, from December 2020 to March 2024, Ms. Graham served as the Chief Operating Officer at Indigo Ag. Inc., a sustainable agriculture technology company. From March 2022 to August 2023, Ms. Graham served as the director and the chair or member of Compensation Committee, Nominating and Governance Committee, and Audit Committee, of Starry Holdings Group, Inc., an internet service company. Prior to that, she was the president of Notarize, Inc., a remote online notarization company, from January 2020 to May 2020, where she initially joined as the Chief Operating Officer in January 2019. She also served as the Vice President of Global Sales and Service at Wayfair LLC, a global e-commerce home furnishings company, from May 2015 to December 2018. Prior to her roles in the technology industry, Ms. Graham had approximately thirteen years of experience in the cable and telecommunications industry. Ms. Graham holds an A.B. from Harvard College, an M.St. from the University of Oxford, England, and a J.D. from Harvard Law School. Ms. Graham is well-qualified to serve on the Board due to her extensive management experience in ecommerce, developing marketplaces, and scaling technology companies.

As the Company’s common stock is listed on the Nasdaq Capital Market, determination of the independence of the Company’s directors is made using the definition of “independent director” contained in Nasdaq Listing Rule 5605(a)(2). The Board has affirmatively determined that Ms. Graham is an “independent director,” as that term is defined in the Nasdaq rules.

Ms. Graham will be entitled to the standard compensation paid by the Company to all of its nonemployee directors under the Company’s Nonemployee Director Compensation Policy (pro-rated as applicable to reflect the actual time Ms. Dowdy will serve on the Board for the year).

Ms. Graham will also enter into an indemnification agreement in the form the Company has entered into with its other nonemployee directors, which form is filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1/A, filed by the Company on December 31, 2020 and is incorporated herein by reference.

There are no family relationships between Ms. Graham and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no transactions between the Company and Ms. Graham that are subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2024

iSPECIMEN INC.

By:	/s/ Tracy Curley
	Name:	Tracy Curley
	Title:	Chief Executive Officer